P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
February 24, 2023		President and CEO
(740) 374-6163

PEOPLES BANCORP INC. ELECTS NEW DIRECTOR
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MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (Nasdaq: PEBO) today announced that Dwight Smith has been elected to the Peoples Board of Directors. He also joined the Board of Directors of Peoples’ banking subsidiary, Peoples Bank. Mr. Smith, 65, is the founder and former President and CEO of Sophisticated Systems, Inc., an information technology consulting company in Columbus, Ohio. Mr. Smith founded Sophisticated Systems in 1990 and served as President and CEO until February 1, 2023. He has over 43 years of information technology and software industry experience, including nearly eight years (1979-1987) with IBM.
Mr. Smith also has extensive experience serving on public and private company and non-profit boards of directors, including serving as a director of Rocky Brands, Inc. (NASDAQ: RCKY) (2023-present), Nationwide Children’s Hospital (2013-present) and State Auto Mutual Insurance Company (2005-2017). Mr. Smith also served as a member of the board of directors of the Federal Reserve Bank of Cleveland from 2016 until 2022.
“We are thrilled to have Dwight join our Board,” said Susan Rector, Peoples’ Chairman of the Board. “His knowledge of the information technology sector combined with his many years of experience serving on boards of directors of both public and private companies will be of great value to the Board as the bank continues to grow.”
Chuck Sulerzyski, President and Chief Executive Officer for Peoples, said that he too is pleased with Mr. Smith’s election. “Dwight is a wonderful addition to our Board. As an entrepreneur who created and operated a successful business for many years, he will bring valuable insights and perspective to the Board. Dwight also has a passion for philanthropy and community service, which fits nicely with our culture. I am delighted that he has joined us.”
Mr. Smith’s volunteer and philanthropic activities include My Special Word, a not-for-profit program with the aspiration of inspiring youth through the use of positive words. Mr. Smith earned his Bachelor of Science in Marketing and Master of Business Administration degrees from the Ohio State University.
Peoples is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Peoples Bank has been headquartered in Marietta, Ohio since 1902. Peoples has established a heritage of financial stability, growth and community impact. Peoples had $7.2 billion in total assets as of December 31, 2022, and 130 locations, including 113 full-service bank branches in Ohio, Kentucky, West Virginia, Virginia, Washington D.C., and Maryland. Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com

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